United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2021

DANIMER SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39280	84-1924518
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

140 Industrial Boulevard, Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 243-7075

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 28, 2021, Danimer Scientific, Inc., a Delaware corporation (the “Company”), Sunshine Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), Novomer, Inc., a Delaware corporation (“Novomer”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Stockholders’ Representative”), solely in its capacity as the stockholders’ representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will acquire Novomer through the merger of Merger Sub with and into Novomer (the “Merger”), in exchange for $152 million in cash, subject to certain adjustments, including cash, debt, net working capital and third party transaction expense adjustments, as set forth in the Merger Agreement. Additionally, at or promptly following the closing of the Merger, the Company will issue option awards exercisable for shares of the Company’s common stock to certain continuing employees and continuing consultants of Novomer.

The Merger has been approved by the board of directors of each of the Company and Novomer, and is subject to approval by the stockholders of Novomer. Pursuant to the Merger Agreement, Novomer is obligated to deliver promptly the requisite consent to the Merger of Novomer’s stockholders.

The Merger Agreement contains customary representations, warranties, covenants and indemnities of the parties, including, but not limited to, covenants by Novomer regarding the conduct of its business during the pendency of the transaction. Novomer and the Company have agreed to use their respective reasonable best efforts, subject to certain exceptions, to consummate the transactions contemplated in the Merger Agreement as promptly as reasonably practicable and obtain any required regulatory approvals.

The Merger Agreement also contains customary indemnification provisions whereby the stockholders of Novomer will indemnify the Company for certain losses arising out of inaccuracies in, or breaches of, the representations, warranties and covenants of Novomer, pre-closing taxes of Novomer, and certain other matters, subject to certain caps and thresholds.

Contemporaneously with the execution of the Merger Agreement, certain key employees and consultants of Novomer executed an employment or consulting agreement with the Company, which in each case will be effective only upon the closing of the Merger.

The Merger Agreement may be terminated at any time prior to the closing by mutual written consent of the Company and Novomer, and in other customary circumstances, including in the event that the Merger is not consummated by the ninetieth (90th) day following the Agreement Date, subject to certain exceptions.

The Merger is expected to close during the third quarter of 2021, subject to regulatory approvals and other customary closing conditions, including, among others, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

No assurances can be given that the Merger will be consummated.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement included as an exhibit is intended to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Novomer or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to that agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to that agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions contained in the Merger Agreement as characterizations of the actual state of facts or condition of the Company or Novomer or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following Exhibits are filed herewith as a part of this Report:

Exhibit	Description

2.1	Agreement and Plan of Merger, dated July 28, 2021, by and among the Company, Merger Sub, Novomer, and Stockholders’ Representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2021

DANIMER SCIENTIFIC, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

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